Exhibit 10.2
MiMedx Group, Inc.
2010 Management Incentive Plan
(MIP)
I.	Purpose

The 2010 MIP is designed to provide an incentive for key members of the MiMedx Group, Inc. (MiMedx or Company) management team to exceed the 2010 Business Plan and reward those management team members with deserving performance.

The goals of the 2010 MIP are:
1.	To increase shareholder value.

2.	To achieve and exceed the 2010 Business Plan for Consolidated MiMedx and each Division of the Company.

3.	To reward key individuals for demonstrated performance that is sustained throughout the year.

4.	To enhance the Company’s ability to be competitive in the marketplace for executive talent and attract, retain and motivate a high-performing and high-potential management team.
II.	Program Period

This program is in effect from January 1, 2010 through December 31, 2010. The program is subject to adjustment by the Company at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants.

III.	Participation and Eligibility

Participation and eligibility are determined by the MIP Compensation Committee at its sole discretion. No individual is automatically included in the MiMedx 2010 MIP. Only those individuals approved by the Compensation Committee and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on MiMedx or any of its divisions or subsidiaries in any manner.

2010 MiMedx Management Incentive Plan
III.	Participation and Eligibility (cont’d)

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force: Incentives are only earned by employees in good standing on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment, regardless of the reason for termination of employment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2010.

Existing Participants: Participants who transfer during the period January 1, 2010 through December 31, 2010 from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus, will begin participating at the new MIP level on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days during the year will receive a prorated portion of their earned Base Bonus. The earned Base Bonus for participants on approved leaves of absence of less than 60 cumulative days will not be prorated based on the period of approved leave. Participants who have been on an approved leave of absence for medical or other reasons for greater than 120 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

IV.	Administration

The MIP Compensation Committee will be responsible for the methods of calculation and administration of the Plan. The Committee will be comprised of the Chairman & CEO; President & Chief Operating Officer; Chief Financial Officer; and Vice President Human Resources & Administration.

The Company may change the plan from time to time in any respect. All decisions made by the MIP Compensation Committee and the Company relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the MIP Compensation Committee in its sole discretion.

V.	Incentive Determination and Payment

The 2010 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2010 are eligible for a full year’s participation not subject to proration. All incentives earned under the MIP will be measured and paid annually.

2010 MiMedx Management Incentive Plan
VI.	Method of Calculation

Each participant’s incentive will be calculated based on the achievement of a financial target and individual objectives. The stated financial target will be Consolidated MiMedx Group Earnings Before Interest, Taxes, Depreciation and Amortization (“MiMedx EBITDA”). The individual objectives will be comprised of one or more key operational measures and/or major milestone outcomes that are specific to the participant’s position and directly influenced by the participant’s performance. Individual objectives must be approved by the Chairman & CEO and the President & COO. For all participants, other than the Chairman & CEO and the President & COO, seventy-five percent (75%) of the participant’s full Base Bonus will be allocated to the MiMedx EBITDA component and twenty-five percent (25%) will be allocated to the individual objectives component. For the Chairman & CEO and the President & COO, one hundred percent (100%) of the full Base Bonus will be allocated to the MiMedx EBITDA component and no amount allocated to individual objectives.

MIMEDX EBITDA COMPONENT
If MiMedx EBITDA is 100% to Plan following the accrual of all Base Bonus expense, the participant is eligible to earn the participant’s full Base Bonus amount allocated to MiMedx EBITDA performance. For MiMedx EBITDA performance below 100% to Plan, the participant may be eligible to earn a reduced portion of the participant’s Base Bonus allocated to MiMedx EBITDA performance as determined by the MiMedx Board of Directors in their sole discretion. The MiMedx Board of Directors will establish a minimum level for MiMedx EBITDA performance, below which, no incentive for this component of the MIP is earned.
If the MiMedx EBITDA exceeds 100% to Plan following the accrual of all Base Bonus expense, the participant may earn an Excess Bonus. An Excess Bonus Pool will be funded at the rate of $0.50 to the dollar for each dollar of MiMedx EBITDA in excess of 100% to Plan. This Excess Bonus Pool will continue to be funded at this percentage from available excess MiMedx EBITDA until the maximum MIP amount is earned by each eligible participant in the pool. The maximum MIP amount is equal to two (2) times the participant’s Base Bonus.
INDIVIDUAL OBJECTIVES COMPONENT
A minimum level of MiMedx EBITDA performance (as determined by the MiMedx Board of Directors in its sole discretion) must be achieved before any incentive can be earned for individual objectives performance. If the minimum level of MiMedx EBITDA performance is not achieved, no amounts can be earned for this component of the MIP. If the minimum level of MiMedx EBITDA performance is achieved, the MiMedx EBITDA component and the individual objectives component of the MIP will operate independent of the other, and if the Base Bonus is not earned in the MiMedx EBITDA component, the participant is still eligible to earn the Base Bonus allocated to the individual objectives component.
If the minimum level of MiMedx EBITDA performance is achieved and all of the individual objectives are achieved, the participant may earn the Base Bonus amount allocated to the individual objectives component of the MIP. If some, but not all, of the individual objectives are attained, a partial amount of the Base Bonus allocated to the individual objectives component may be earned on a proportionate basis. For example, if two of three individual objectives were achieved, the participant may earn 2/3 of the Base Bonus amount allocated to individual objectives. If no individual objectives are attained, no incentive is earned for this component of the MIP.

2010 MiMedx Management Incentive Plan
VII.	Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, PTO, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings.

MiMedx reserves the right to apply a participant’s incentive payment against any outstanding obligations owing to the Company.

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